Exhibit 10.2

08/07/2014

Nitro Petroleum, Inc.
Mr. James Borem
624 W. Independence St.
STE. 101
Shawnee, OK 74804

Gentlemen:

As you are aware, Core Resource Management, Inc. ("Buyer") and Nitro Petroleum, Inc. (the "Company") have engaged in a Letter of Intent regarding the terms of an acquisition of the Company by Buyer (the "Proposed Transaction"). Although no definitive final agreements have been entered into regarding the Transaction, Buyer and the Company have concluded that it is in their mutual best interests to continue with due diligence and drafting of final merger agreements. Accordingly, Buyer and the Company hereby agree that commencing on the date hereof until 5:00 PM Eastern Standard Time on August 31, 2014 or such earlier time as Buyer and the Company shall mutually execute merger agreement (such period of time, the "Exclusivity Period"), Buyer and the Company shall continue to proceed on an exclusive basis the Proposed Transaction, including due diligence procedures, the negotiation of the terms thereof, and the definitive documentation regarding the same.

In consideration of the time, effort and expenses to be undertaken by Buyer in connection with the pursuit of the Proposed Transaction, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company hereby agrees that, during the Exclusivity Period, the Company shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly:

(i)	solicit, initiate or take any action to facilitate or encourage any inquiries or the making of any proposal from a person or group of persons other than Buyer and its affiliates that may constitute, or could reasonably be expected to lead to, an Alternative Transaction (as defined below);

(ii)	enter into or participate in any discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Alternative Transaction;

(iii)	furnish any non-public information relating to the Company or any of its subsidiaries, assets or businesses, or afford access to the assets, business, properties, books or records of the Company or any of its subsidiaries to any person or group of persons other than Buyer and its Representatives, in all cases for the purpose of assisting with or facilitating an Alternative Transaction; or

(iv)	Enter into an Alternative Transaction or any agreement, arrangement or understanding, including, without limitation, any letter of intent, term sheet or other similar document, relating to an Alternative Transaction.

Immediately upon execution of this letter, the Company shall, and shall cause its Representatives to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Alternative Transaction.

As used herein, the term "Representatives" means a party's stockholders, affiliates, directors, officers, employees, agents, investment bankers, attorneys, accountants, consultants, advisors and other representatives.

As used herein, the term "Alternative Transaction" means any (i) direct or indirect acquisition of assets of the Company or any of its subsidiaries (including any voting equity interests of the Company's subsidiaries) equal to 15% or more of the fair market value of the Company's consolidated assets or to which 15% or more of the Company's net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of 10% or more of the voting equity interests of the Company, (iii) a new tender offer or exchange offer that if consummated would result in any persons beneficial ownership rising to over 10% or more of the voting equity interests of the Company, (iv) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company; in all cases of clauses (i)-(iv) where such transaction is to be entered into with any person or group of persons other than Buyer or its affiliates.

During the Exclusivity Period, the Company will conduct its business in the ordinary course, consistent with past practice, and will use its commercially reasonable efforts to maintain the value of its business as a going concern.  During the Exclusivity Period, the Company will not sell, license, or transfer and any material asset, except in the ordinary course of business and consistent with the past practices of the Company.

During the Exclusivity Period, the Company shall promptly notify Buyer of the receipt of any oral or written offer, indication of interest, proposal or inquiry relating to an Alternative Transaction, such notice to include the material terms thereof, including the identity of the person or group of persons involved. The Company shall promptly furnish Buyer with a copy of any written offer or other information that it receives relating to an Alternative Transaction and shall keep Buyer fully informed on a current basis of any modifications to such offer or information.

The parties hereto acknowledge that a breach of this letter would cause irreparable harm for which monetary damages would be only partial and inadequate remedy. Accordingly, the Company hereby agrees that Buyer may seek equitable relief in the event of any breach or threatened breach of this letter, including injunctive relief against any breach thereof and specific performance of any provision thereof, in addition to any other remedy to which Buyer may be entitled.

This letter shall be governed by and construed in accordance with the internal laws of the State of ARIZONA without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of ARIZONA.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

(Signature Page to Follow)

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

Core Resource Management, Inc.

		By:	/s/James D. Clark
Name: Mr. James Clark
Title: CEO

ACCEPTED AND AGREED:

Nitro Petroleum, Inc.

By:	/s/James G. Borem
Name: Mr. James Borem
Title: CEO